UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2008

Center Financial Corporation

(Exact name of Registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

000-50050	52-2380548
(Commission file number)	(IRS Employer Identification No)

3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010

(Address of principal executive offices)

(213) 251-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 6, 2008 Center Bank, a wholly-owned subsidiary of Center Financial Corporation (the “Company”), entered into a Settlement Agreement with Korea Export Insurance Corporation (“KEIC”) (the “KEIC Settlement Agreement”). Pursuant to the KEIC Settlement Agreement KEIC has agreed to dismiss with prejudice its complaints against Center Bank in both the Superior Court of the State of California and in federal court and to assign to Center Bank its rights and claims as against certain other defendants in the actions it has agreed to dismiss. In consideration of its dismissal of such claims and assignment of such rights, Center Bank has agreed to pay consideration to $10.5 million to KEIC, consisting of cash consideration of $6.5 million and the issuance of shares of the authorized but unissued common stock of the Company valued at $4.0 million.

Pursuant to the terms of the KEIC Settlement Agreement, payment of the $6.5 million cash consideration is to be paid as follows: (i) the sum of $2 million is to be paid to KEIC within 10 days of the date of signing of the KEIC Settlement Agreement (the “Initial Payment Date”); (ii) An additional sum of $1 million is to be paid to KEIC no later than one year following the Initial Payment Date; (iii) A second additional sum of $1 million is to be paid to KEIC no later than two years following the Initial Payment Date; and (iv) a final cash installment payment of $2.5 million is to be paid to KEIC no later than three years following the Initial Payment Date; provided, however, that Center Bank may defer making this last $2.5 million cash payment, or some portion of it, for up to a maximum period of an additional two years during which time this payment obligation of Center Bank would bear interest as set forth in the KEIC Settlement Agreement.

The terms of the issuance of the $4.0 million in common stock of the Company are described in Item 3.02 below.

Item 3.02 Unregistered Sale of Equity Securities

On August 6, 2008 the Company, Center Bank and KEIC entered into a Stock Purchase Agreement (“Stock Purchase Agreement”) pursuant to which the Company has agreed to issue and sell to KEIC 415,369 shares (the “Shares”) of its authorized but unissued common stock. The Shares are to be issued to KEIC as part of the consideration being paid to KEIC under the terms of the KEIC Settlement Agreement. The closing of the sale of the Shares is scheduled for August 21, 2008.

The Shares will be issued to KEIC in reliance on an exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

Pursuant to the terms of the Stock Purchase Agreement the parties have agreed, among other things, as follows:

(i) Within fifteen days after the execution of the KEIC Settlement Agreement, Center Bank will deliver to KEIC shares of the Company’s common stock having a value of $4 million (415,369 shares). The number of Shares delivered to KEIC pursuant to the KEIC Settlement Agreement is based on the average closing price of the Company’s common stock over the thirty calendar days from July 3, 2008 to August 1, 2008 which is $9.63. The Shares will be issued by the Company in a private placement of securities exempt from registration under the Act.

(ii) KEIC has agreed not transfer any of the Shares for a period of one year following issuance of the Shares to KEIC.

(iii) KEIC has agreed to exercise the voting rights with respect to the Shares in accordance with the voting recommendations of the Board of Directors of the Company, provided that by doing so KEIC does not endanger or impair any significant proprietary interest of KEIC. This voting agreement will be in effect for a one year period after the Shares are issued to KEIC.

Item 8.01 Other Events

The Company issued a press release with respect to its entry into settlement agreements to resolve the consolidated litigation with KEIC in both state and federal court. The settlement agreements include: (i) the KEIC Settlement Agreement, (ii) a Settlement Agreement with KEIC and nine Korean banks to mutually dismiss all claims against one another arising out of an action originally brought by KEIC against Center Bank and others, and (iii) a Settlement and Release Agreement between Center Bank and Korea Data Systems (USA), Inc (“KDS-USA”) and Lap Shun (John) Hui pursuant to which KDS USA has agreed to pay to Center Bank a total of $2.5 million in cash payable in scheduled installments over a two-year period in consideration for Center Bank dismissing with prejudice all claims against KDS-USA. A copy of this press release is included as an Exhibit to this Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

CENTER FINANCIAL CORPORATION

Date: August 6, 2008	By:	/s/ Jae Whan Yoo
Jae Whan Yoo
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Exhibit Title

99.1	Press Release dated August 6, 2008